Form 8-K

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549

                 PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report(Date of earliest event reported):
                        February 2, 1998


                    WESTMORELAND COAL COMPANY
                    -------------------------
     (Exact name of registrant as specified in its charter)


          DELAWARE                0-752             23-1128670
          --------                -----             ----------
(State or other jurisdiction  (Commission File  (I.R.S. Employer
of incorporation or            Number            Identification
organization)                                    No.)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado
--------------------------------------------------------------
80903
-----
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

         The Company announced today that it and four subsidiaries have filed a Joint Plan of Reorganization with the U.S. Bankruptcy Court in Denver in its continuing effort to preserve and maximize the value of its estate as a going concern for the benefit of all creditors as well as shareholders.

Item 7.     Financial Statements and Exhibits

         (c)

         No.         Description

         99.1        Press release dated February 2, 1998

                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              WESTMORELAND COAL COMPANY



Date: February 3, 1998              /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
EXHIBIT 99.1

             ---------------------------------------

                    Westmoreland Coal Company
                  Files Plan of Reorganization

             ---------------------------------------

Colorado Springs, CO -- February 2, 1998 -- Westmoreland Coal Company (Debtor-in-Possession) (OTC Bulletin Board: WMCLQ) announced today that it and four subsidiaries ("Westmoreland") have filed a Joint Plan of Reorganization with the U.S. Bankruptcy Court in Denver in its continuing effort to preserve and maximize the value of its estate as a going concern for the benefit of all creditors as well as shareholders. It is generally expected that the United Mine Workers of America ("UMWA") Pension and Benefit Funds ("Funds") will file a competing plan. Westmoreland's plan is based on the premise that if the Funds' claims are correctly characterized and limited to their proper amounts, then the Company, given its strong operations base and tax advantaged status, is solvent. As such, if Westmoreland's plan is confirmed, the Company will manage its affairs as an on-going concern and its shareholders will retain an interest in the Company.

As has been reported numerous times, the Company sought for over 14 months to reach an appropriate arrangement with the Funds before their demands forced the Company to seek protection of the Bankruptcy Court under Chapter 11. The Company continued its efforts to reach a settlement with the Funds after its filing on December 23, 1996, but with equal lack of success. However, throughout this period the Company has moved forward with implementation of its business plan begun in 1992. The success of this turnaround plan is reflected in the strength and performance of its current core businesses which, along with its over $227 million in preserved tax assets (NOLs) and cash reserves of nearly $50 million accumulated over the past year, support a substantial reorganization value.

Maintaining the current base of dedicated, supportive shareholders is critical to preserving the NOLs for future use by the Company. Availability of the NOLs is dependent on limiting ownership change to no more than 50% of the equity based on value over the preceding three year period or for the two years following reorganization. The Company believes that based upon public information currently on file, there has not been a change in ownership to date. However, trading by five percent or greater shareholders would negatively impact that computation.

<PAGE 2>
Having failed to receive any indication from the Funds of interest in reaching a consensual agreement based on economic rather than political terms, even after the Court's denial of the 1992 Plan's motion for summary judgment, the Company will now aggressively challenge the appropriate amount of the Funds' claims and the Funds' own fiduciary obligations to fairly and responsibly manage and control the cost and provision of benefits. Confirmation of the plan is also expressly contingent on Westmoreland obtaining a determination from the bankruptcy court that it has no liability to provide health care benefits to non-Coal Act retirees beyond the expiration of the Company's current wage agreement with the UMWA in August 1998.

The Company's plan provides that the Funds will share in a distribution of (i) cash and secured notes totaling up to $75 million and (ii) up to 20% of new common stock of reorganized Westmoreland. Other allowed claims will be resolved through a variety of methods including cash payments with interest. Under the Company's plan submitted today, if confirmed, existing preferred and common shareholders would retain 80% or more of the stock in the reorganized Company.

This general description of the plan is not intended to convey the full detail of the Company's plan of reorganization. The full terms of the plan are included in the plan and associated disclosure statement filed today by the Company, and neither document has been reviewed nor approved by the bankruptcy court. No hearing dates for approval have been set. Once the court has approved the disclosure statement, the plan and disclosure statement will be mailed to all parties in interest. The Company is prohibited from soliciting support for its plan until the adequacy of the disclosure statement has been determined by the Bankruptcy Court. Copies of the Company's filings may be obtained now by written request to:


            Westmoreland Copy Request
            c/o Lindquist, Vennum & Christensen, PLLP
            Attn.:  Shaun A. Christensen, Esq.
            600 Seventeenth Street, Suite 2125S
            Denver, Colorado 80202
            Facsimile:  (303) 573-1956



                                #

   For further information contact Diane Jones (719) 448-5814.